Exhibit 4.1

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

AGNICO EAGLE MINES LIMITED

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COLLECTIVE MINING LTD.

March 20, 2025

TABLE OF CONTENTS

ARTICLE 1
INTERPRETATION

1.1	Defined Terms	2
1.2	Rules of Construction	5
1.3	Amendment and Restatement	6
1.4	Entire Agreement	6
1.5	Time of Essence	6
1.6	Governing Law and Submission to Jurisdiction	6
1.7	Severability	6

ARTICLE 2
BOARD OF DIRECTORS

2.1	Nomination Right	7
2.2	Management to Endorse and Vote	7
2.3	Directors’ Liability Insurance	8
2.4	Director Compensation	8
2.5	Disclosure of Information	8

ARTICLE 3
PARTICIPATION RIGHT

3.1	Notice of Issuances	9
3.2	Grant of Participation Right	9
3.3	Top-up Offering	10
3.4	Exercise Notice	11
3.5	Issuance of Offered Securities and Top-up Shares	11
3.6	Blackout Periods	12
3.7	Issuances Not Subject to Participation Right or Top-up Right	12

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties of the Company	12
4.2	Representations and Warranties of the Investor	13

ARTICLE 5
COVENANTS OF THE COMPANY

5.1	Reporting Issuer Status and Listing of Common Shares	14
5.2	No Conflict With Shareholders’ Rights Plan	14
5.3	Subsidiary Security Issuances	15
5.4	Grant of Additional Third Party Participation Rights	15

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ARTICLE 6
MISCELLANEOUS

6.1	Termination	15
6.2	Determining Ownership Percentage	15
6.3	Right to Information	16
6.4	Technical Assistance	16
6.5	Notices	18
6.6	Amendments and Waivers	19
6.7	Assignment	19
6.8	Successors and Assigns	19
6.9	Expenses	19
6.10	Public Disclosure	19
6.11	Further Assurances	20
6.12	Right to Injunctive Relief	20
6.13	Counterparts	20

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AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

THIS AGREEMENT made the 20th day of March, 2025,

BETWEEN:

AGNICO EAGLE MINES LIMITED,

a corporation existing under the Business

Corporations Act (Ontario),

(hereinafter referred to as the “Investor”),

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COLLECTIVE MINING LTD.,

a corporation existing under the Business

Corporations Act (Ontario),

(hereinafter referred to as the “Company”).

WHEREAS the Company and the Investor are party to an investor rights agreement dated March 4, 2024 (the “Existing Agreement”);

AND WHEREAS the Investor: (a) entered into a subscription agreement with the Company dated March 14, 2025 (the “Subscription Agreement”), pursuant to which the Company agreed to issue, and the Investor agreed to purchase, 4,741,984 Common Shares (as defined herein); and (b) exercised common share purchase warrants (each, a “Warrant”) of the Company to acquire an additional 2,250,000 Common Shares on the date of this Agreement;

AND WHEREAS on the date of this Agreement, following the acquisition of the Common Shares pursuant to the Subscription Agreement and the exercise of the Warrants, the Investor owns 12,718,219 Common Shares, representing approximately 14.99% of the issued and outstanding Common Shares on a non-diluted basis;

AND WHEREAS in consideration of the Investor’s agreement to complete the subscription pursuant to the Subscription Agreement, the Company has agreed to amend and restate the Existing Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants and agreements of the parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties agree as follows:

Article 1
INTERPRETATION

1.1	Defined Terms

For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Act” means the Business Corporations Act (Ontario);

“Affiliate” has the meaning ascribed to such term in the Act, as in effect on the date of this Agreement;

“Agreement” means this investor rights agreement entered into between the Company and the Investor;

“Applicable Laws” means with respect to any person, any domestic, foreign, federal, provincial, state, county or municipal or local law, rule or regulation, including any statute, regulation, rule or subordinate legislation or treaty or common law and any rule, decree, policy or enactment of any Governmental Authority that is binding or applicable to such Person;

“Board” means the board of directors of the Company;

“Bought Deal” means a fully underwritten offering on a bought deal basis pursuant to which an underwriter has committed to purchase securities of the Company pursuant to a “bought deal” letter prior to the filing of a preliminary prospectus or prospectus supplement or a distribution pursuant to an overnight marketed offering;

“Business Day” means any day, other than: (a) a Saturday, Sunday or statutory holiday in the Province of Ontario; or (b) a day on which banks are generally closed in the Province of Ontario;

“Canadian Securities Laws” means the applicable securities legislation of each of the provinces and territories of Canada and all published regulations, policy statements, orders, rules, instruments, rulings and interpretation notes issued thereunder or in relation thereto, as the same may hereafter be amended from time to time or replaced;

“Common Shares” means the common shares in the capital of the Company issued and outstanding from time to time and includes any common shares of the Company that may be issued hereafter;

“Company” shall have the meaning set out in the preamble hereto;

“Confidentiality Agreement” means the confidentiality agreement dated as of March 9, 2023 between the Company and the Investor, as amended, varied or supplemented from time to time;

“Consents” means all consents, approvals, permits, licences, waivers of rights of first refusal or waivers of due on sale clauses or other waivers, as applicable, from any party to any contract or any Governmental Authority, in each case, necessary in connection with the execution of this Agreement or the performance of any terms hereof or any document delivered pursuant hereto or the completion of any of the transactions contemplated by this Agreement;

“Constating Documents” means, with respect to any Person, its articles or certificate of incorporation, amendment, amalgamation or continuance, memorandum and articles of association, notice of articles, letters patent, supplementary letters patent, by-laws, or articles, partnership agreement, limited liability corporation or social agreement or other similar document, and all unanimous shareholder agreements, other shareholder agreements, voting trusts, pooling and/or syndicated agreements and similar contracts, arrangements and understandings applicable to the Person’s securities, all as amended, supplemented, restated and replaced from time to time;

“Convertible Securities” means any security convertible, exchangeable or exercisable for or into, with or without consideration, Common Shares or other equity or voting securities of the Company, including any warrants, options or other rights issued by the Company and, for greater certainty, including any securities issued under any equity incentive compensation arrangements;

“Dilutive Issuance” shall have the meaning set out in Section 3.3(a)(i);

“Exchange” means the TSX, NYSE American or such other stock exchange where the Common Shares are listed from time to time;

“Excluded Event” shall have the meaning set out in Section 3.7;

“Exercise Notice” shall have the meaning set out in Section 3.4(a);

“Existing Agreement” shall have the meaning set out in the recitals hereto;

“Governmental Authority” means any: (a) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, ministry, central bank, court, tribunal, arbitral body, bureau or agency, domestic or foreign; (b) subdivision, agent, commission, board, or authority of any of the foregoing; or (c) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing, including any stock exchange or self-regulatory authority and, for greater certainty, the Securities Regulatory Authorities and the Exchange;

“Indemnified Party” shall have the meaning set out in Section 6.4(f);

“Investor” shall have the meaning set out in the preamble hereto;

“Investor Nominee” shall have the meaning set out in Section 2.1(a);

“Issuance” shall have the meaning set out in Section 3.1;

“Losses” shall have the meaning set out in Section 6.4(f);

“Market Price” means the “market price” of the Common Shares as such term is defined in the TSX Company Manual, or if the Common Shares are not traded on the TSX at the relevant time, the closing price of the Common Shares on the trading day immediately prior to the date of public announcement of the offering or other applicable event, on such other Exchange on which the Common Shares are then traded on which the greatest volume of trading or quotation generally occurs (or at the “market price” otherwise determined pursuant to the rules of such Exchange, if different);

“Notice Period” shall have the meaning set out in Section 3.4(a);

“Offered Securities” means any equity or voting securities, or securities convertible into, exercisable or exchangeable for equity or voting securities, of the Company;

“Offering” shall have the meaning set out in Section 3.1;

“Offering Notice” shall have the meaning set out in Section 3.1;

“Ownership Percentage” means, at any time, the Investor’s percentage ownership interest in the equity capital of the Company, which shall be calculated by dividing (y) the number of Common Shares held, directly or indirectly, by the Investor and its Affiliates, by (z) the total number of Common Shares issued and outstanding at such time; provided that (i) in the case of both (y) and (z), the number of Common Shares used in the calculation will assume the exercise and/or conversion, by the Investor and its Affiliates only, of any Convertible Securities held by the Investor and its Affiliates at such time (regardless of the exercise or conversion price or whether any conditions precedent to such exercise or conversion have been satisfied), and (ii) the calculation is subject to any adjustments required by or as contemplated in Section 6.2;

“Participation Right” shall have the meaning set out in Section 3.2;

“Person” means any individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, company, corporation or other body corporate, union, Governmental Authority and a natural person in his capacity as trustee, executor, administrator, or other legal representative;

“Reporting Jurisdictions” means Alberta, British Columbia, Manitoba, New Brunswick, Newfoundland and Labrador, Northwest Territories, Nova Scotia, Nunavut, Ontario, Prince Edward Island, Saskatchewan and Yukon;

“Securities Regulatory Authorities” means the securities regulatory authority of each of the Reporting Jurisdictions and any Exchange;

“Subscription Agreement” shall have the meaning set out in the recitals hereto;

“Technical Assistance” shall have the meaning set out in Section 6.4;

“Third Party Participation Right” shall have the meaning set out in Section 4.1(f);

“Top-up Notice” shall have the meaning set out in Section 3.3(b);

“Top-up Offering” shall have the meaning set out in Section 3.3(c);

“Top-up Right” shall have the meaning set out in Section 3.3(a)(i);

“Top-up Shares” shall have the meaning set out in Section 3.3(a)(i);

“Top-up Threshold” shall have the meaning set out in Section 3.3(a)(ii);

“TSX” means the Toronto Stock Exchange;

“Units” shall have the meaning set out in the recitals hereto;

“Upsize Notice” shall have the meaning set out in Section 3.4(b);

“Upsize Option” shall have the meaning set out in Section 3.4(b); and

“Warrants” shall have the meaning set out in the recitals hereto.

1.2	Rules of Construction

Except as may be otherwise specifically provided in this Agreement and unless the context otherwise requires, in this Agreement:

(a)	the terms “Agreement”, “this Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof;

(b)	references to an “Article” or “Section” followed by a number or letter refer to the specified Article or Section to this Agreement;

(c)	the division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

(d)	words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders;

(e)	the word “including” is deemed to mean “including without limitation”;

(f)	the terms “party” and “the parties” refer to a party or the parties to this Agreement;

(g)	any reference to this Agreement means this Agreement as amended, modified, replaced or supplemented from time to time;

(h)	any reference to a statute, regulation or rule shall be construed to be a reference thereto as the same may from time to time be amended, re-enacted or replaced, and any reference to a statute shall include any regulations or rules made thereunder;

(i)	all dollar amounts refer to Canadian dollars;

(j)	any time period within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends; and

(k)	whenever any action is required to be taken or period of time is to expire on a day other than a Business Day, such action shall be taken or period shall expire on the next following Business Day.

1.3	Amendment and Restatement

This Agreement amends and restates the Existing Agreement. Without affecting the validity of any action taken in accordance with the Existing Agreement prior to the date hereof, this Agreement replaces and supersedes the Existing Agreement with respect to all matters arising after the date hereof.

1.4	Entire Agreement

This Agreement, the Confidentiality Agreement and the Subscription Agreement (including all schedules thereto) constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations and discussions, whether written or oral, between the parties. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as provided in the aforesaid agreements.

1.5	Time of Essence

Time shall be of the essence of this Agreement.

1.6	Governing Law and Submission to Jurisdiction

(a) This Agreement shall be interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of Ontario and the federal laws of Canada applicable in that province.

(b) Each of the parties irrevocably and unconditionally: (i) submits to the non-exclusive jurisdiction of the courts of the Province of Ontario over any action or proceeding arising out of or relating to this Agreement; (ii) waives any objection that it might otherwise be entitled to assert to the jurisdiction of such courts; and (iii) agrees not to assert that such courts are not a convenient forum for the determination of any such action or proceeding.

1.7	Severability

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Article 2
BOARD OF DIRECTORS

2.1	Nomination Right

(a) For so long as the Investor’s Ownership Percentage is at least 10%, the Investor shall be entitled to designate one nominee who shall be a Person eligible to serve as a director pursuant to the Act and the policies of applicable Securities Regulatory Authorities (an “Investor Nominee”) for election or appointment to the Board, and, if the size of the Board is increased to eight or more directors, the Investor shall be entitled to designate an additional Investor Nominee for election or appointment to the Board.

(b) The Company covenants and agrees, upon 10 Business Days’ written notice by the Investor to the Company, to forthwith take all necessary steps, including increasing the size of the Board or causing the resignation of a director, to cause the appointment of an individual selected by the Investor to serve on the Board as the initial Investor Nominee until the next annual meeting of the Company’s shareholders, and in the event that it is necessary to seek shareholder approval for the election of the initial Investor Nominee, the Company shall call and hold a meeting of its shareholders to consider the election of the Investor Nominee as soon as reasonably practicable, and in any event such meeting shall be held within 75 days of the Company receiving such written notice from the Investor.

(c) The Company shall advise the Investor of the date on which proxy solicitation materials are to be mailed for the purpose of any meeting of shareholders at which directors of the Company are to be elected at least 10 Business Days prior to such mailing date and the Investor shall advise the Company of its Investor Nominee(s), if any, at least five Business Days prior to the mailing date. If the Investor does not advise the Company of the identity of any Investor Nominee prior to any such deadline, then the Investor will be deemed to have nominated its incumbent Investor Nominee.

(d) Any Investor Nominee must consent in writing to serve as a director of the Company and comply with Canadian Securities Laws or other Applicable Laws or the rules of the Exchange for membership on the Board.

(e) In the event that any Investor Nominee ceases to serve as a director of the Company, whether due to such Investor Nominee’s death, disability, resignation or removal, the Company shall cause the Board to promptly appoint a replacement Investor Nominee designated by the Investor to fill the vacancy created by such death, disability, resignation or removal; provided that the Investor remains eligible to designate an Investor Nominee.

2.2	Management to Endorse and Vote

(a) The Company shall use commercially reasonable efforts to ensure that the Investor Nominee(s) are elected to the Board, including soliciting proxies in support of their election and taking the same actions taken by the Company to ensure the election of the other nominees selected by the Board for election to the Board.

(b) The Company agrees that management of the Company shall, in respect of every meeting of the shareholders at which directors of the Company are to be elected, and at every reconvened meeting following an adjournment thereof or postponement thereof, endorse and recommend the Investor Nominee(s) identified in the proxy materials for election to the Board, and shall vote the Common Shares and any other shares of the Company entitled to vote in the election of directors in respect of which management is granted a discretionary proxy in favour of the election of such Investor Nominee(s) to the Board at every such meeting, and the Company shall use its commercially reasonable efforts to cause management to vote their Common Shares and any other shares of the Company entitled to vote in the election of directors in favour of the election of such Investor Nominee(s) to the Board at every such meeting.

(c) Forthwith following any meeting of shareholders at which an Investor Nominee was nominated to serve as a director but was not validly elected by the shareholders in accordance with the Act, the Company shall take all steps necessary to appoint an Investor Nominee to the Board who is not the same individual who was not elected at the meeting of shareholders including pursuant to the power of the Board to appoint additional directors between shareholders’ meetings or to fill a vacancy on the Board.

2.3	Directors’ Liability Insurance

The Company shall provide the Investor Nominee with the benefit of any directors’ liability insurance and indemnities (from the Company) that any other director of the Company is entitled to or receives.

2.4	Director Compensation

The Company shall: (a) pay the Investor Nominee the same amount and form of compensation, including by way of options or other equity awards, as granted to any other director of the Company from time to time, as compensation for services rendered as a member of the Board; and (b) reimburse the Investor Nominee for all reasonable out-of-pocket expenses incurred in connection with attending meetings of the Board.

2.5	Disclosure of Information

(a) Any Investor Nominee shall be entitled to disclose to the Investor any information or documentation received by such Investor Nominee in his or her capacity as a member of the Board; provided that: (i) such Investor Nominee shall not disclose any confidential information that is determined to be for review exclusively and confidentially by the Board and is marked or otherwise designated as such by the chair of the Board (or such other person designated by the chair); and (ii) such Investor Nominee shall not knowingly disclose any confidential information that is subject to solicitor-client privilege (and shall not knowingly disclose any confidential information marked as such) without the prior written consent of the Company.

(b) The determination contemplated in Section 2.5(a) shall be made on the advice of counsel promptly, and in good faith, in circumstances where the decision maker reasonably believes that disclosure of such information to the Investor may be contrary to the best interests of the Company.

(c) The Investor agrees to treat any information or documentation referred to in Section 2.5(a) as “Confidential Information” (as such term is defined in the Confidentiality Agreement) in accordance with the Confidentiality Agreement.

Article 3
PARTICIPATION RIGHT

3.1	Notice of Issuances

If the Company proposes to issue (an “Issuance”) any Offered Securities pursuant to a public offering or private placement (each, an “Offering”) at any time after the date of this Agreement, the Company shall, as soon as possible after the public announcement of the Offering, but in any event not later than the earlier of: (a) the date on which the Company files a preliminary prospectus, registration statement or other offering document in connection with an Issuance that constitutes a public offering of Offered Securities; and (b) seven Business Days prior to the expected completion date of the Issuance, give written notice of the Issuance (the “Offering Notice”) to the Investor including, to the extent known by the Company, full particulars of the Offering, including the number of Offered Securities, the rights, privileges, restrictions, terms and conditions of the Offered Securities, the price per Offered Security to be issued under the Offering, the expected use of proceeds of the Offering and the expected closing date of the Offering. The Offering Notice shall also include copies of any investor presentation, prospectus, registration statement or offering memorandum or similar disclosure document, subscription agreement and other materials delivered by or proposed to be delivered by the Company (or by any agent or investment dealer acting on behalf of the Company) to potential subscribers under the Offering.

3.2	Grant of Participation Right

The Company agrees that the Investor (directly or through an Affiliate) has the right (the “Participation Right”) to subscribe for and to be issued as part of an Offering at the subscription price per Offered Security pursuant to the Offering and otherwise on substantially the terms and conditions of the Offering (provided that, if the Investor is prohibited by Canadian Securities Laws or other Applicable Laws or the rules of the Exchange from participating on substantially the terms and conditions of the Offering, the Company shall use commercially reasonable efforts to enable the Investor to participate on terms and conditions that are as substantially similar as circumstances permit):

(a)	in the case of an Offering of Common Shares, up to such number of Common Shares that will allow the Investor to maintain or acquire, as applicable, up to the greater of: (i) an Ownership Percentage that is the same as the Ownership Percentage that the Investor had immediately prior to completion of such Offering; and (ii) an Ownership Percentage equal to 14.99%, in each case, after giving effect to such Offering; and

(b)	in the case of an Offering of Offered Securities (other than Common Shares), up to such number of Offered Securities that will (after giving effect to such Offering and assuming, for all purposes of this Section 3.2(b), the conversion, exercise or exchange of all of the convertible, exercisable or exchangeable Offered Securities issued in connection with the Offering and issuable pursuant to this Section 3.2) allow the Investor to maintain or acquire, as applicable, up to the greater of: (i) an Ownership Percentage that is the same as the Ownership Percentage that the Investor had immediately prior to completion of such Offering; or (ii) an Ownership Percentage equal to 14.99%, in each case, after giving effect to such Offering.

3.3	Top-up Offering

(a) Without limiting Section 3.2, the Company agrees that, subject to the terms of this Section 3.3:

(i)	the Investor (directly or through an Affiliate) has the right (the “Top-up Right”) to subscribe for and to be issued in connection with the issuance of Common Shares on the conversion, exercise or exchange of Convertible Securities or pursuant to any other contract, agreement or understanding that provides for the issuance of Common Shares (e.g., as consideration for acquisitions or the payment of professional fees, etc.) (a “Dilutive Issuance”) up to such number of Common Shares that will allow the Investor to maintain or acquire, as applicable, up to the greater of: (A) an Ownership Percentage that is the same as the Ownership Percentage that the Investor would have had but for the Dilutive Issuance referenced in the Top-up Notice; and (B) an Ownership Percentage equal to 14.99%, in each case after giving effect to such Dilutive Issuance (the “Top-up Shares”); and

(ii)	the Top-up Right shall be exercisable from time to time following Dilutive Issuances that result in the reduction of the Investor’s Ownership Percentage by 1.0% or more, in the aggregate (the “Top-up Threshold”). The Top-up Threshold shall be calculated by aggregating all Dilutive Issuances that occurred in each case from the later of (A) the date of this Agreement and (B) the date of the last Top-up Notice.

(b) Subject to Sections 3.3(d) and 3.6, and commencing on September 30, 2024, within 10 Business Days of the end of each six-month period ending March 31 and September 30 each year during which one or more Dilutive Issuances occurred resulting in the Top-up Threshold being achieved, the Company shall deliver a written notice (a “Top-up Notice”) to the Investor containing the number of Common Shares issued in connection with any Dilutive Issuance and the total number of issued and outstanding Common Shares following such Dilutive Issuance, in each case from the later of: (i) the date of this Agreement; and (ii) the date of the last Top-up Notice.

(c) If the Investor delivers an Exercise Notice in accordance with Section 3.4, the Company shall, subject to the limitations set out in Section 3.5 and in accordance with the provisions of this Article 3, promptly, and in any event within 30 days of the date on which the relevant Top-up Notice was delivered, complete an offering to the Investor of the number of Top-up Shares the Investor wishes to subscribe for pursuant to the Top-up Right, as specified in the Exercise Notice, at an offering price per Top-up Share equal to the Market Price of the Common Shares on the date the Top-up Notice was delivered to the Investor (each, a “Top-up Offering”) and on substantially similar terms and conditions (other than price) as set out in the Subscription Agreement. For certainty, each Top-up Offering shall be an offering of Common Shares.

(d) Notwithstanding Section 3.3(a), 3.3(b) or 3.3(c), if a Top-up Threshold is achieved in, or is determined by the Company, acting reasonably, to be likely to occur prior to the end of, a the period in respect of which a Top-up Notice is required, then prior to setting the record date for any meeting of shareholders, the Company shall deliver a Top-up Notice to the Investor and, if the Investor delivers an Exercise Notice in accordance with Section 3.4 in response to a Top-up Notice delivered pursuant to this Section 3.3(d), the Company shall, subject to Section 3.5 in accordance with the provisions of this Article 3, promptly, and in any event prior to declaring the record date for such shareholder meeting, complete a Top-up Offering to the Investor.

3.4	Exercise Notice

(a) If the Investor wishes to exercise the Participation Right or the Top-up Right, the Investor shall give written notice to the Company (the “Exercise Notice”) of its intention to exercise such right and of the number of Offered Securities or Top-up Shares the Investor wishes to subscribe for and purchase pursuant to the Participation Right or the Top-up Right, as applicable. The Investor shall deliver an Exercise Notice to subscribe to the Offering or issuance of Top-up Shares, within five Business Days after the date of receipt of an Offering Notice, Top-up Notice or Upsize Notice, as applicable, or in the case of a public offering that is a Bought Deal, within two Business Days of receipt of an Offering Notice or Upsize Notice (the “Notice Period”), failing which the Investor will not be entitled to exercise the Participation Right or the Top-up Right in respect of such Offering, Issuance or issuance of Top-up Shares. In the case of an Offering that is a Bought Deal public offering, the Investor may elect (by providing notice to the Company in accordance with the time periods set out in this Section 3.4(a)) to purchase the securities being issued under the Offering pursuant to a concurrent private placement, subject to Applicable Laws.

(b) If the Company at any time proposes to increase the number of any Offered Securities to be issued in an Offering it shall, by notice in writing delivered to the Investor (the “Upsize Notice”), give the Investor the option to subscribe for its pro rata share of the additional Offered Securities (the “Upsize Option”). The Investor shall be entitled to exercise the Upsize Option by delivering a new Exercise Notice to the Company. If no new Exercise Notice is delivered by the Investor to the Company within one Business Day of receipt by the Investor of the Upsize Notice, the Exercise Notice of the Investor delivered in respect of the original Offering Notice shall continue in full force and effect.

3.5	Issuance of Offered Securities and Top-up Shares

(a) If the Company receives an Exercise Notice from the Investor within the Notice Period or the period set out in Section 3.4(b), then the Company shall, subject to: (i) the receipt and continued effectiveness of all required approvals (including the approval(s) of the Exchange and any required approvals under Canadian Securities Laws and any shareholder approval required under Applicable Laws), which approvals the Company shall use all commercially reasonable efforts to promptly obtain (including by applying for any necessary price protection confirmations, seeking shareholder approval (if required) in the manner described below, and using its commercially reasonable efforts to cause management and each member of the Board to vote their Common Shares and any shares of the Company entitled to vote in the matter and all votes received by proxy in favour of the issuance of the Offered Securities or the Top-up Shares, as applicable, to the Investor); and (ii) the completion of the relevant Offering, if applicable, issue to the Investor or its nominee, against payment of the subscription price payable in respect thereof, that number of Offered Securities or Top-up Shares, as applicable, set out in the Exercise Notice.

(b) If the Company is required by Applicable Laws to seek shareholder approval for the issuance of the Offered Securities or the Top-up Shares, as applicable, to the Investor or its nominee, then the Company shall: (i) call and hold a meeting of its shareholders to consider the issuance of the Offered Securities or the Top-up Shares, as applicable, to the Investor as soon as reasonably practicable, and in any event such meeting shall be held within 75 days after the date that the Company is first advised by the Exchange or other applicable Governmental Authority that it will require shareholder approval; and (ii) recommend approval of the issuance of the Offered Securities or the Top-up Shares, as applicable, to the Investor and solicit proxies in support thereof.

3.6	Blackout Periods

In relation to any exercise periods for the Investor to elect to exercise the Top-up Right to acquire the Top-up Shares, to the extent that the Investor is restricted from trading in securities of the Company under Canadian Securities Laws or other Applicable Laws, the relevant exercise period shall be extended until the third Business Day following the termination of such restriction.

3.7	Issuances Not Subject to Participation Right or Top-up Right

Notwithstanding anything to the contrary contained herein, Sections 3.1 to 3.5 will not apply to any Issuances in the following circumstances (each such Issuance pursuant to paragraphs (a) through (f) of this Section 3.7 being referred to as an “Excluded Event”):

(a)	a rights offering that is open to all shareholders of the Company including the Investor;

(b)	any share split, share dividend or capital reorganization of the Company or any subsidiary; provided that the beneficial shareholders of the Company or such subsidiary, as applicable, and the percentage ownership interest of each beneficial shareholder of the Company or such subsidiary, as applicable, do not change as a result thereof;

(c)	an Offering of Offered Securities made only to the Investor or any of its Affiliates;

(d)	issuances completed following the date of this Agreement for compensatory purposes to directors, officers, employees of or consultants to the Company and its Affiliates pursuant to a security compensation plan of the Company that complies with the requirements of the Exchange;

(e)	issuances upon the conversion, exchange or exercise of any Convertible Securities outstanding on the date of the Existing Agreement; and

(f)	issuances upon the conversion, exchange or exercise of any Convertible Securities issued following the date of this Agreement in compliance with Sections 3.2 or 3.3, as applicable.

Article 4
REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties of the Company

The Company represents and warrants to the Investor as follows and acknowledges and agrees that the Investor is relying on such representations and warranties to enter into this Agreement:

(a)	the Company is duly incorporated and organized, and is validly subsisting, under the laws of the Province of Ontario and is up-to-date in the filing of all corporate and similar returns under the laws of that jurisdiction;

(b)	the Company has all necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder;

(c)	all necessary corporate action has been taken by the Company to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

(d)	this Agreement has been duly executed and delivered by the Company and (assuming due execution and delivery by the Investor) constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as that enforcement may be limited by bankruptcy, insolvency and other similar laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction;

(e)	the execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder will not (whether after the passage of time or notice or both) conflict with, result in a violation or breach of, constitute a default or require any Consent (other than such as has already been obtained) to be obtained under, or give rise to any termination rights or payment obligation under, any provision of:

(i)	to the knowledge of the Company, (A) any judgment, decree, order or award of any Governmental Authority having jurisdiction over it, or (B) any Applicable Law;

(ii)	any provision of its Constating Documents or resolutions of the Board (or any committee thereof) or shareholders; or

(iii)	any license or registration or any agreement, contract or commitment, written or oral which the Company is a party or subject to or bound by; and

(f)	as at the date of this Agreement no Person has any pre-emptive right, participation right or other right to purchase any of the Common Shares or Convertible Securities of the Company (a “Third Party Participation Right”).

4.2	Representations and Warranties of the Investor

The Investor represents and warrants to the Company as follows and acknowledges and agrees that the Company is relying on such representations and warranties to enter into this Agreement:

(a)	the Investor is duly incorporated and organized, and is validly subsisting, under the laws of Ontario and is up-to-date in the filing of all corporate and similar returns under the laws of that jurisdiction;

(b)	the Investor has all necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder;

(c)	all necessary corporate action has been taken by the Investor to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

(d)	this Agreement has been duly executed and delivered by the Investor and (assuming due execution and delivery by the Company) constitutes a legal, valid and binding obligation of the Investor, enforceable against it in accordance with its terms, except as that enforcement may be limited by bankruptcy, insolvency and other similar laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction; and

(e)	the execution and delivery of this Agreement by the Investor and the performance by the Investor of its obligations hereunder will not (whether after the passage of time or notice or both) conflict with, result in a violation or breach of, constitute a default or require any Consents (other than such as has already been obtained) to be obtained under, or give rise to any termination rights or payment obligation under, any provision of:

(i)	to the knowledge of the Investor, (A) any judgment, decree, order or award of any Governmental Authority having jurisdiction over it, or (B) any Applicable Law;

(ii)	any provision of its Constating Documents or resolutions of its board of directors (or any committee thereof) or shareholders; or

(iii)	any license or registration or any agreement, contract or commitment, written or oral which the Investor is a party or subject to or bound by.

Article 5
COVENANTS OF THE COMPANY

5.1	Reporting Issuer Status and Listing of Common Shares

The Company shall during the term of this Agreement use commercially reasonable efforts to:

(a)	maintain the Company’s status as a “reporting issuer” (or equivalent) not in default under the Canadian Securities Laws in each of the Reporting Jurisdictions, or in the United States; and

(b)	maintain the listing of the Common Shares on the TSX, NYSE American, or another stock exchange acceptable to the Investor, acting reasonably,

provided that these covenants shall not restrict or prevent the Company from engaging in or completing any transaction which would result in the Company ceasing to be a “reporting issuer” or the Common Shares ceasing to be listed on any of the foregoing stock exchanges so long as the holders of Common Shares receive cash or securities of an entity which is listed on any of the foregoing stock exchanges or the holders of the Common Shares have approved the transaction.

5.2	No Conflict With Shareholders’ Rights Plan

The Company covenants and agrees that any shareholder rights plan or similar instrument adopted by the Company shall not restrict, limit, prohibit or conflict with the exercise by the Investor of its Participation Right or Top-up Right.

5.3	Subsidiary Security Issuances

The Company shall not agree to, undertake or cause, or permit to occur, any offering, sale, transfer or issuance of any securities of any subsidiary of the Company to any Person other than the Company or an Affiliate of the Company. The Company shall cause its Affiliates to conduct their business and affairs in a manner consistent with, and so as to give full effect to, all of the terms and conditions of this Agreement.

5.4	Grant of Additional Third Party Participation Rights

If the Company grants to any Person that beneficially owns, or exercises control or direction over, 15% or less of the issued and outstanding Common Shares (on a partially-diluted basis) a Third Party Participation Right, or amends the terms of an existing Third Party Participation Right, on terms that are more favourable to such Person than the terms of the Participation Right under Article 3 are to the Investor, the Company shall promptly, but no later than three Business Days after granting such Third Party Participation Right: (a) notify the Investor in writing of such Third Party Participation Right; (b) deliver a copy of the contract or agreement pursuant to which the Person has been granted or may exercise such Third Party Participation Right; and (c) amend, at the Investor’s election, the terms of this Agreement to provide the Investor with a participation right that is substantially equivalent to the Third Party Participation Right

Article 6
MISCELLANEOUS

6.1	Termination

This Agreement, other than the rights and obligations of the parties under Sections 6.4(f) and 6.10, shall terminate and the rights and obligations of the parties hereunder shall cease immediately at such time as the Investor’s Ownership Percentage is no longer at least 3%.

6.2	Determining Ownership Percentage

For the purposes of Sections 2.1(a) and 6.1, in determining whether the Investor’s Ownership Percentage is at least 10% or 3%, as applicable:

(a)	any increase in the outstanding Common Shares of the Company arising from any Excluded Event (other than an Excluded Event pursuant to Section 3.7(f)), which, by increasing the number of Common Shares outstanding, reduces the percentage of outstanding Common Shares owned, directly or indirectly, by the Investor, shall be disregarded, and the Investor shall be deemed to own the percentage of Common Shares it would have held at such time if all such Excluded Events had not occurred; provided, however, that in the event the amount of Common Shares disregarded pursuant to this Section 6.2(a) is greater than 1% of the issued and outstanding Common Shares, and: (i) the Company provides the Investor with a right to purchase a number of Common Shares in excess of its current Ownership Percentage (as calculated in accordance with Section 3.2) that would offset the reduction in the Investor’s Ownership Percentage caused by an Excluded Event (the amount of such excess being an “Excess Offer”), as set out in an Offering Notice delivered by the Company in connection with an Offering, which would not otherwise impact the Investor’s right to participate in an issuance in accordance with Sections 3.2 or 3.3; and (ii) (A) if the Investor elects to exercise the Excess Offer, the Company issues the Investor the number of Common Shares subject to the Excess Offer or (B) if the Investor does not elect to exercise the Excess Offer, the Corporation will have no obligation to issue any Common Shares subject to the Excess Offer, then the number of Common Shares offered to the Investor in accordance with the foregoing shall no longer be disregarded, and shall be counted for purposes of determining the Investor’s Ownership Percentage in accordance with this Section 6.2(a); and

(b)	any Common Shares issued as a result of a Dilutive Issuance shall be disregarded and the Investor shall be deemed to own the percentage of Common Shares it would have held at such time if such Dilutive Issuance had not occurred, unless and until the Company has delivered to the Investor a Top-up Notice in respect of such Dilutive Issuance and the Investor fails to exercise the Top-up Right within the applicable Notice Period, in which case, the Common Shares issued in connection with such Dilutive Issuance shall be counted.

6.3	Right to Information

(a) Subject to the Company’s obligations and restrictions under Canadian Securities Laws or other Applicable Laws, during the term of this Agreement, at the request of the Investor, the Company shall provide the Investor with:

(i)	reasonable access to the Company’s scientific and technical data, work plans and programs, permitting information and results of operations;

(ii)	written reports (including technical reports) on the status of the Company’s work programs as and when such reports are prepared (including all reports and materials made available to the Company, the Board or any committee of the Board or Company) and the Investor shall have the right to discuss such reports with management of the Company and the Company shall use commercially reasonable efforts to respond to reasonable questions and inquiries from the Investor with respect to the report and the contents thereof; and

(iii)	reasonable access to the Company’s team and its properties for the purpose of conducting site visits at mutually convenient dates and times to be agreed upon by the parties.

(b) The Investor agrees to treat all information provided to it pursuant to Section 6.3(a) as “Confidential Information” in accordance with the Confidentiality Agreement.

6.4	Technical Assistance

The parties acknowledge that the Investor or its Affiliates may provide, as requested by the Company from time to time, technical assistance, advice, information or services (collectively, the “Technical Assistance”) to the Company relating to one or more of the Company’s mineral projects. Subject to any written agreement between the parties to the contrary, in connection with the provision of any such Technical Assistance by the Investor or its Affiliates, the Investor and the Company hereby acknowledge and agree as follows:

(a)	the Investor and its Affiliates are under no obligation to provide any Technical Assistance to the Company and may cease providing Technical Assistance at any time or from time to time;

(b)	neither the Investor nor its Affiliates will receive any remuneration in consideration for the provision of any Technical Assistance to the Company;

(c)	the Company shall not, in any communication or agreement with another Person or in any public statement or publicly filed or disseminated document of the Company: (i) describe or refer to any Technical Assistance requested from or provided by the Investor or its Affiliates or their respective directors, officers, employees or other personnel; or (ii) refer to the Investor or any of its Affiliates by name, in each case without the prior written consent of the Investor;

(d)	the Investor and its Affiliates expressly disclaim and make no representation or warranty, express or implied, as to the accuracy, completeness, usefulness or reliability of any Technical Assistance, and the Company will use the Technical Assistance at the Company’s own risk;

(e)	in no event shall the Investor, any of its Affiliates or any of their respective directors, officers, employees or agents be liable to the Company for any indirect, special, consequential, incidental or punitive damages of any sort, loss of profits, failure to realize expected savings, loss of revenues or loss of use of any properties or capital, whether or not any such damages or claims were foreseeable, relating to, in connection with or arising out of the provision by the Investor or any of its Affiliates of Technical Assistance to the Company; and

(f)	the Company shall indemnify and hold harmless the Investor and each of its Affiliates, and their respective directors, officers, employees and agents (each, an “Indemnified Party”), to the full extent lawful, from and against any and all expenses, losses, claims (including shareholder actions, derivative or otherwise), actions, suits, proceedings, damages and liabilities, joint or several, including the aggregate amount paid in reasonable settlement of any actions, suits, proceedings, investigations or claims and the reasonable fees and expenses of their counsel that may be incurred in advising with respect to and/or defending any action, suit, proceeding, investigation or claim that may be made or threatened against any Indemnified Party or in enforcing this indemnity or to which any Indemnified Party may become subject or otherwise involved in any capacity under any statute or common law or otherwise (collectively, “Losses”) insofar as such Losses relate to, are caused by, result from, arise out of or are based upon, directly or indirectly, the provision of Technical Assistance by the Investor or its Affiliates; provided, however, that the Company shall not be liable to an Indemnified Party to the extent that any such Losses result from such Indemnified Party’s fraud, wilful misconduct or gross negligence.

6.5	Notices

(a) Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by e-mail or similar means of recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows:

(i)	in the case of the Investor:

Agnico Eagle Mines Limited
145 King Street East, Suite 400
Toronto, ON M5C 2Y7

Attention:	[name redacted for confidentiality]
E-mail:	[e-mail address redacted for confidentiality] and
[e-mail	address redacted for confidentiality]

with a copy to:

Davies Ward Phillips & Vineberg LLP
155 Wellington Street West
Toronto, ON M5V 3J7

Attention:	Patricia Olasker and Marc Pontone
E-mail:	polasker@dwpv.com and
mpontone@dwpv.com

(ii)	in the case of the Company:

Collective Mining Ltd.
82 Richmond Street East, 4th Floor
Toronto, ON M5C 1P1

Attention:	Chief Financial Officer
E-mail:	[e-mail address redacted for confidentiality]

with a copy to:

Cassels Brock & Blackwell LLP
Suite 3200, Bay Adelaide Centre – North Tower
40 Temperance St.
Toronto, ON M5H 0B4

Attention:	David Gardos
E-mail:	dgardos@cassels.com

(b) Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day or if delivery or transmission is made on a Business Day after 5:00 p.m. (Toronto time) at the place of receipt, then on the next following Business Day) or, if mailed, on the third Business Day following the date of mailing; provided, however, that if at the time of mailing or within three Business Days thereafter there is or occurs a labour dispute or other event which might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communication as aforesaid.

(c) Either party may at any time change its address for service from time to time by giving notice to the other party in accordance with this Section 6.5.

6.6	Amendments and Waivers

No amendment or waiver of any provision of this Agreement shall be binding on either party unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

6.7	Assignment

No party may assign any of its rights or benefits under this Agreement, or delegate any of its duties or obligations, except with the prior written consent of the other party. Notwithstanding the foregoing, the Investor may assign and transfer all of its rights, benefits, duties and obligations under this Agreement in their entirety, without the consent of the Company, to an Affiliate of the Investor, provided that any such assignee shall, prior to any such transfer, agree to be bound by all of the covenants of the Investor contained herein and comply with the provisions of this Agreement, and shall deliver to the Company a duly executed undertaking to such effect in form and substance satisfactory to the Company, acting reasonably.

6.8	Successors and Assigns

This Agreement shall enure to the benefit of and shall be binding on and enforceable by and against the parties and their respective successors or heirs, executors, administrators and other legal personal representatives, and permitted assigns.

6.9	Expenses

Except as otherwise expressly provided in this Agreement, each party will pay for its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated herein, including the fees and expenses of legal counsel, financial advisors, accountants, consultants and other professional advisors.

6.10	Public Disclosure

(a) Subject to Sections 6.10(b) and 6.10(c), the Company shall not make any public disclosure or statement with respect to the Investor (which shall include the name of, logo of, or any other reference in any way to, the Investor or any of its Affiliates) without the prior written consent of the Investor. For greater certainty, “public disclosure” shall include press releases, corporate presentations, conference materials, social media postings or other content produced by the Company or any of its Affiliates that is widely distributed or made available on any website, social media or other platform maintained or controlled by or on behalf of the Company or any of Affiliates.

(b) If the Company determines it is required to publish or disclose the text of all or any part of this Agreement in accordance with Applicable Law, it shall provide the Investor with a reasonable opportunity to review and propose redactions to this Agreement prior to such disclosure, and the Company shall accept any redactions proposed by the Investor, to the extent permitted by Applicable Law; provided that if the Investor does not respond to a request for redactions within three Business Days, the Company shall be entitled to make such public disclosure without the input of the Investor.

(c) If the Company determines that it is required, in accordance with Applicable Law, to publicly disclose information regarding this Agreement, the Investor and/or the transactions contemplated hereby (other than in accordance with Section 6.10(b)), it shall provide the Investor with a reasonable opportunity to review and comment on the content of any such public disclosure. The Company shall incorporate the Investor’s comments into the public disclosure to the extent the Investor’s comments are permitted by Applicable Law. If the Investor does not respond to a request for comment within three Business Days, the Company shall be entitled to issue the public disclosure without the input of the Investor.

6.11	Further Assurances

Each of the parties shall, from time to time hereafter and upon any reasonable request of the other, promptly do, execute, deliver or cause to be done, executed and delivered all further acts, documents and things as may be required or necessary for the purposes of giving effect to this Agreement.

6.12	Right to Injunctive Relief

The parties agree that any breach of the terms of this Agreement by either party would result in immediate and irreparable injury and damage to the other party which could not be adequately compensated by damages. The parties therefore also agree that in the event of any such breach or any anticipated or threatened breach by the defaulting party, the other party shall be entitled to equitable relief, including by way of temporary or permanent injunction or specific performance, without having to prove damages, in addition to any other remedies (including damages) to which such other party may be entitled at law or in equity.

6.13	Counterparts

This Agreement and all documents contemplated by or delivered under or in connection with this Agreement may be executed and delivered in any number of counterparts (including in electronic form and/or with electronic signatures), with the same effect as if each party had signed and delivered the same document, and all counterparts shall be construed together to be an original and will constitute one and the same agreement.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF this Agreement has been executed by the parties on the date first written above.

AGNICO EAGLE MINES LIMITED

by	/s/ Chris Vollmershausen
Name:	Chris Vollmershausen
Title:	Executive Vice President, Legal, General Counsel & Corporate Secretary

COLLECTIVE MINING LTD.

by	/s/ Paul Begin
Name:	Paul Begin
Title:	Chief Financial Officer

Signature Page – A&R Investor Rights Agreement